EX1A-7.2 ACQUISITION AGREEMENT

ACQUISITION AGREEMENT

By and Among

LIMITLESS VENTURE GROUP, INC.

&

ROKIN, INC.

&

SHAREHOLDERS OF ROKIN, INC.

Effective Date: May 1, 2020

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT, dated as of May 1, 2020 (this "Agreement"), is by and among LIMITLESS VENTURE GROUP, INC., a Nevada C-corporation ("LVGI"), and; ROKIN, INC., a Nevada C-Corporation (“ROKIN”), and; Bauer Investment, LLC, Mar-Beth LLC, Daryl S. Bauer and Nadine Benson, JTWROS, Alexander H. Bauer and Ashton Bauer, JTWROS, Leonard ET Marsh and Jinny RS Marsh JTWROS, Cindy Solomon and Clagett H. Moxley JTWROS, Equity Trust Company/Custodian FBO: Todd Fasanella, Acct# 200205098 “IRA”, and Training Source, Inc. d/b/a TSI Associates (collectively known as the “Shareholders”).

RECITALS

WHEREAS, ROKIN owns and operates an online and offline distribution business that sells stimulant-free energy and diet support products (the "Business"); and

WHEREAS, as of the date of this Agreement, ROKIN has issued one thousand (1,000) common shares of the capital stock of ROKIN to the Shareholders, and no other shares of capital stock have been issued; and

WHEREAS, prior to the Closing Date, ROKIN will authorize an additional three hundred and sixteen (316) shares of ROKIN capital stock; and

WHEREAS, LVGI (OTC PINK; LVGI) is a publicly traded holding company that invests in complementary businesses in order to fund their growth and bring value to its shareholders; and

WHEREAS, LGVI desires to purchase from ROKIN and ROKIN desires to issue to LVGI three hundred and sixteen (316) common shares of the capital stock of ROKIN, which upon issuance will represent approximately twenty four percent (24%) of the outstanding shares of ROKIN, in exchange for payment to ROKIN in the amount of Two Hundred and Sixty One Thousand U.S. Dollars ($261,000) in cash, products and services; and

WHEREAS, LVGI desires to purchase Three Hundred and Fifty Six (356) common shares of the capital stock of ROKIN from the Shareholders in exchange for an equivalent market value of Three Hundred Thousand U.S. Dollars ($300,000) of LVGI Preferred Stock as of the effective date of this Agreement.

WHEREAS, LVGI and ROKIN desire to set forth certain requirements and processes for the governance, funding and operation of ROKIN subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements and conditions contained herein, the parties agree as set forth below.

ARTICLE I

DEFINITIONS

1.1 Definitions. Certain capitalized and other terms used in this Agreement are defined as follows and are used herein with the meanings ascribed to them therein:

"Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

"Business Day" means any day other than a day on which banks in the State of Oklahoma or in the State of Delaware are authorized or obligated to be closed.

"Buy/Sell Agreement" means the agreement(s) to be entered into between the parties to this Agreement governing specific operational and funding requirements, unwinding procedures and other matters relating to the ongoing relationship between the parties.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Information” means private or confidential information, data or materials that are not generally known to the public, including, without limitation, trade secrets, matters of a technical nature (such as discoveries, ideas, concepts, designs, drawings, specifications, software, source code, techniques, models, know-how, and materials), and matters of a business nature (such as the identity of customers and prospective customers, the nature of work being done for or discussed with customers or prospective customers, suppliers, marketing techniques and materials, marketing and development plans, pricing or pricing policies, financial information, plans for further development, and any other information of a similar nature not available to the public).

"Control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

"Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

"Governmental Entity" shall mean any governmental agency or authority (including a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers;

"Knowledge" means the actual knowledge of any officer or director of a Person including all officers and directors of ROKIN after reasonable inquiry of the management personnel employed by such Person.

"Lien" means security interests, mortgages, liens, pledges, deeds of trust, charges, easements, reservations, restrictions, servitudes, rights of way, options, rights of first offer or refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, law, equity or otherwise, but shall not include restrictions on the transfer of Securities (as defined in Section 2 of the Securities Act) arising solely under federal or state securities laws.

"LVGI Annual Report" shall the annual report and all public disclosures filed with the OTC:PINK;

"LVGI Material Adverse Effect" shall mean any change, effect, event, circumstance or occurrence with respect to the business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of LVGI, that is, or could be, material and adverse to the current or future business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of LVGI or could prevent or materially delay or impair LVGI’s ability to perform its obligations under this Agreement;

"LVGI Preferred Stock" shall mean the Series T, U, V, W, X, Y, Z, AA Preferred Stock, convertible to LVGI common stock with a current market value of Nine U.S. Cents ($0.09) per share (as of the effective date of this agreement). Each share in this Series of Preferred Stock is valued at, and convertible to One Thousand (1,000) shares of LVGI common stock.

"Net Earnings" means the amount of gross revenue remaining after all operating expenses, interest, salaries, and taxes have been deducted from a company's total revenue.

"Person" means an individual, corporation, partnership, limited liability company, joint stock company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

"Required Company Vote" shall mean the affirmative vote of the holders of at least a majority of the issued and outstanding shares, voting together, to approve this Agreement.

"Securities Act" shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"Subsidiary" or "Subsidiaries" of any Person, means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective subsidiaries or by such party and any one or more of its respective subsidiaries;

"Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) Income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to Tax imposed with respect thereto;

"ROKIN Material Adverse Effect" shall mean any change, effect, event, circumstance or occurrence with respect to the business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of ROKIN, that is, or could be, material and adverse to the current or future business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of ROKIN or could prevent or materially delay or impair ROKIN's ability to perform its obligations under this Agreement;

"ROKIN Shareholders" or "Shareholders" means the holders of the Common shares of ROKIN;

"ROKIN Stock" means the outstanding common shares of ROKIN.

"Transaction Expenses" means all expenses of the parties hereto in connection with the consummation of the transactions contemplated by this Agreement including, without limitation, the fees and expenses of each such parties' accountants, brokers, lawyers and advisors.

"Transaction Proposal" means any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the stockholders of ROKIN generally) relating to any of the following (other than the transactions contemplated by this Agreement): (a) any merger, amalgamation, arrangement, share exchange, take-over bid, tender offer, recapitalization, consolidation or other business combination directly or indirectly involving ROKIN, (b) any acquisition of any business that constitutes twenty-five percent (25%) or more of ROKIN's net revenues, net income or stockholders' equity, or assets representing twenty-five percent (25%) of the book value of the assets of ROKIN (or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in each case in a single transaction or a series of related transactions, any acquisition of beneficial ownership (as defined under Section 13 (d) of the Exchange Act) of 25% or more of the capital stock of ROKIN, or (d) any public announcement of an intention to, do any of the foregoing;

1.2 Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (a) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (b) "or" is not exclusive; (c) "including" means "including, without limitation;" (d) words in the plural include the singular; (e) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; and (f) the terms "Article" or "Section" refer to the specified Article of Section or this Agreement.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Contribution; Purchase and Sale; Financing. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of this Agreement, at the Closing:

(a) Sale of New Shares. In consideration for Two Hundred and Six Thousand U.S. Dollars ($206,000) in cash (to be paid as set forth in Section 2.3 below), and Fifty-Five Thousand U.S. Dollars ($55,000) in products and services (as listed in Exhibit A), ROKIN shall issue Three Hundred Sixteen Shares (316) shares of ROKIN Stock to LVGI, free and clear of all Liens. As soon as practicable after the Closing, ROKIN shall provide confirmation of the book entry, issuing LVGI Three Hundred Sixteen (316) shares of ROKIN Stock.

(b) Stock Swap. The shareholders of ROKIN shall collectively sell Three Hundred Fifty-Six (356) shares of issued ROKIN Stock to LVGI, as set forth on schedule attached as Exhibit B. As consideration for such shares, LVGI shall issue to the Shareholders a total of Three Thousand Three Hundred and Thirty Three Shares (3,333) shares of Series T, U, V, W, X, Y, Z, AA of LVGI Preferred Stock, based on the schedule in Exhibit B.

(i) The LGVI Preferred Stock shall be convertible to LVGI common stock in a ratio of one (1) share of LGVI Preferred Stock to One Thousand (1,000) shares of LGVI common stock, with a current market value as of the effective date of this agreement, of Nine U.S. Cents ($0.09) per share. The LVGI Preferred Stock may be converted into LVGI common stock at the holder’s sole discretion but not earlier than twelve (12) months from the Closing.

(ii) As soon as practicable after the Closing, ROKIN shall provide confirmation of book entry, documenting the transfer to LVGI of said Three Hundred Fifty-Six (356) shares of ROKIN Stock. The ROKIN Stock may not be sold or transferred, other than as set forth in Article IX, until LVGI and ROKIN enter into a Buy/Sell Agreement as defined in Article

(iii) As soon as practicable after the Closing, each Shareholder shall be entitled to receive a share certificate for the LVGI Preferred Stock received by the Shareholder (or at LVGI 's discretion a book-entry confirmation of such LVGI Preferred Stock ownership). The certificates evidencing shares of LVGI Preferred Stock delivered pursuant to this Agreement will bear a legend substantially in the form set forth below and containing such other information as LVGI may deem necessary or appropriate:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

(c) Effect of Transaction. Upon satisfactory completion of the foregoing transactions, LVGI shall be the owner of Six Hundred Seventy-Two (672) shares of ROKIN stock. The parties acknowledge and agree that each of the transfers described in this Section 2.1 (as well as any payments received pursuant to this Agreement) are all part of a single transaction treated as a sale of fifty-one percent (51%) of the issued shares of ROKIN.

2.2 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at a location to be mutually agreed upon by the parties on a date (the "Closing Date") which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that by their terms are intended to be satisfied at the Closing). For the purposes of this Agreement and any other transaction documents, the Closing shall be deemed to have occurred immediately prior to the start of business on the Closing Date.

2.3 Purchase Price for New Shares.

(a) LVGI shall pay to ROKIN the sum of Two Hundred and Six Thousand U.S. Dollars ($206,000) in cash as follows:

(i) LVGI shall pay to ROKIN the sum of Twenty Thousand U.S. Dollars ($20,000) at Closing by immediately available funds, and shall pay to ROKIN the addition sum of Forty Thousand U.S. Dollars ($40,000) as soon as practicable thereafter, but in no event later than sixty (60) Business Days from the Closing; and

(ii) LVGI shall pay to ROKIN the additional sum of One Hundred Forty-Six Thousand U.S. Dollars ($146,000) no later than one hundred and sixty (160) days from the Closing.

(b) LVGI shall contribute to ROKIN certain products and services having a value of Fifty-Five Thousand U.S. Dollars ($55,000) as set forth on Exhibit A attached hereto.

2.4 Additional Funding. In addition to the payments and contributions set forth in Section 2.3 above, LVGI commits to making available to ROKIN within eighteen (18) months from the Closing a minimum of One Million Dollars ($1,000,000) (“Additional Funding”), for the purpose of, but not limited to, growth, inventory purchasing, R&D, operations, expansion and repayment of debt.

2.5 Default. In the event that LVGI defaults in any of its obligations pursuant to Section 2.3 above or Section 2.4 above, time being of the essence, then the other Shareholders of ROKIN may pursue any of the rights and remedies set forth in the Buy/Sell Agreement.

ARTICLE III

GOVERNANCE AND OPERATION OF LVGI AND ROKIN

3.1 Unless and until LVGI timely completes its funding obligations as set forth in Sections 2.3 and 2.4 above, the Board of Directors of ROKIN shall consist of up to five directors, as set forth in the Buy/Sell Agreement. Notwithstanding any conflict with the Bylaws of ROKIN, LVGI shall have no right or authority in its capacity as a shareholder of ROKIN to unilaterally remove or appoint directors, with the exception of the single director to be appointed by LVGI. Notwithstanding any conflict with the Bylaws of ROKIN, the Board of Directors shall exercise exclusive control over the business operations of ROKIN, subject to any limitations set forth in the Buy/Sell Agreement.

3.2 At Closing, ROKIN shall convene for a special meeting of the board and record the resolution of the election of the LVGI representative as a board member in the ROKIN company minutes, as contemplated by Section 3.1 above; and

3.3 The LVGI appointed director shall serve for a minimum of a two-year term, and shall have all the voting rights and privileges granted to them based on the ROKIN articles of incorporation and corporate by-laws; and

3.4 The Board of Directors of ROKIN, shall immediately confirm the officers and executives of ROKIN and shall offer the officers employment contracts in a timely manner.

3.5 Officers and Directors of ROKIN shall remain in place and, absent a removal for cause or resignation, shall operate ROKIN in consideration of the mission and vision of ROKIN and LVGI. The terms of any existing employment contract that each officer has in place with ROKIN shall continue in force but may be subject to amended terms such as code of confidentiality, code of conduct, and non-compete provisions as set forth by LVGI.

3.6 LVGI shall only have operational control of ROKIN through the power granted to the board of directors as stated in the by-laws of ROKIN.

3.7 A minimum of forty-nine percent (49%) of ROKIN’s quarterly Net Earnings shall be retained by ROKIN to be utilized or distributed as ROKIN shall determine in its sole discretion.

3.8 By July 31, 2020, LVGI and ROKIN shall develop a written strategic plan ("Strategic Plan") including funding schedules for growth, operations, current debt obligations, and other requirements which will be determined from time to time. Such strategic plan shall also include three-year gross revenue targets.

3.9 Prior to June 30, 2020, and for each calendar quarter, LVGI and ROKIN shall jointly establish quarterly funding targets to be met by LVGI for the purpose to support the ROKIN Strategic Plan; and

(a)                LVGI acknowledges the current debt obligations of ROKIN, inclusive of loans made by the ROKIN Shareholders, and LVGI agrees that it will not block any reasonable attempt repay the debts as long as the Board of Directors determines that debt payments will not hinder the projected growth of the companies.

ARTICLE IV

ROKIN REPRESENTATIONS AND WARRANTIES

ROKIN hereby represents and warrants to LVGI that:

4.1 Organization and Standing. ROKIN is a corporation duly organized and existing under, and by virtue of, the laws of the State of Nevada and is in good standing under such laws. ROKIN has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business. ROKIN is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify would have a ROKIN Material Adverse Effect.

4.2 Articles of Incorporation and By-Laws. ROKIN has previously made available to LVGI a complete and correct copy of its Articles of Incorporation and By-Laws. Also, ROKIN will assure LVGI, that to the best of its Knowledge, it is not in violation in any material respect of any of the provisions of its Articles of Incorporation and By-Laws.

4.3 Corporate Power. ROKIN has, and will have at the Closing, all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.4 Authorization. All corporate action on the part of ROKIN, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the performance of all of ROKIN’s obligations hereunder has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and binding obligation of ROKIN, enforceable in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally or by general equitable principles and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by ROKIN does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate its Articles of Incorporation and By-Laws in such case as amended or restated, by ROKIN, (ii) conflict with or violate any laws applicable to ROKIN or by which any of its assets or properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of ROKIN pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ROKIN is a party or by to which ROKIN or any of its assets or properties is bound or subject, except for any such conflicts or violations or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that would not reasonably be expected to have a ROKIN Material Adverse Effect.

(b) The execution and delivery of this Agreement by ROKIN does not, and the consummation of the transactions contemplated hereby will not, require ROKIN to obtain any approval of or from, or to make any filing with or notification to, any Governmental Entity or third Person, except where the failure to obtain such approvals, or to make such filings or notifications, would not reasonably be expected to have a ROKIN Material Adverse Effect.

4.6 Financial Statements. ROKIN has delivered to LVGI its unaudited balance sheet as of February 29, 2020 and its unaudited income statements for the period from January, 2020 through February, 2020 (the " ROKIN Financial Statements"). To the best of ROKIN’s Knowledge, the ROKIN Financial Statements are complete and correct in all material respects. The ROKIN Financial Statements accurately set out and describe the financial condition and operating results of ROKIN as of the dates, and during the periods indicated therein.

4.7 Absence of Changes. Since May 1, 2020;

(a) ROKIN has not entered into any transaction which was not in the ordinary course of business; and

(b) There has been no event or occurrence that would have a ROKIN Material Adverse Effect; and

(c) There has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) material adversely affecting the business or operations of ROKIN; and

(d) ROKIN has not declared, set aside or paid any dividend or made any distribution on its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock; and

(e) ROKIN has not increased the compensation of any of its officers, directors or agents, or the rate of pay of its employees as a group in anticipation of the execution of this Agreement; and

(f) There has been no resignation or termination of employment of any key officer or employee of ROKIN, ROKIN does not have a present intention to terminate the employment of any of the foregoing, and ROKIN has no Knowledge of the impending resignation or termination of employment of any such officer or employee;

(g) There has been no labor dispute involving ROKIN or its employees and none is pending or, to ROKIN's Knowledge, threatened; and

(h) There has not been any change in the contingent obligations of ROKIN, by way of guaranty, endorsement, indemnity, warranty or otherwise; and

(i) There have not been any loans, advances or guarantees made by ROKIN to any of its employees, officers or directors; and

(j) To ROKIN's Knowledge, there has been no other event or condition of any character pertaining to and materially adversely affecting the assets or business of ROKIN.

4.8 Liabilities/Solvency. ROKIN has no liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) the liabilities and obligations set forth in the ROKIN Financial Statements, (ii) liabilities and obligations which have been incurred subsequent to May 1, 2020 in the ordinary course of business which have not been in the aggregate, materially adverse, (iii) liabilities and obligations under the lease for its principal business operations and (iv) liabilities and obligations under licensing, sales, procurement and other contracts and arrangements entered into during the normal course of business. ROKIN is able to meet all of its payment obligations as they come due. The fair market value of ROKIN's assets exceeds the fair market value of its obligations, whether contingent or otherwise.

4.9 Patents and Other Intangible Assets.

(a) ROKIN owns or has the right or license to use all patents, trademarks , service marks, service names, trade names, trade secrets and copyrights used in the conduct of its business as now conducted, free and clear of all claims, mortgages, Liens, loans, and encumbrances, except such encumbrances and Liens which arise in the ordinary course of business and do not materially impair ROKIN's ownership or use of such intellectual property rights. All of the patents, trademarks, service marks and copyrights that ROKIN owns or has the right or license to use are shall be provided upon request at any time.

(b) ROKIN has no actual knowledge, without any investigation, that ROKIN is infringing upon or misappropriating any valid intellectual property rights of any Person (including without limitation, former employers of all current and former employees, consultants, officers, directors and stockholders of ROKIN), including the right to the name ROKIN and its Facebook page and its web site address. Without any special investigation for purposes of this Agreement, ROKIN, in its reasoned judgment, has determined that making, using or selling any products, services or methods, will not constitute an infringement or misappropriation by ROKIN of the kind described in the preceding sentence.

(c) To ROKIN's Knowledge, ROKIN is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intellectual property right, with respect to the use thereof or in connection with the conduct of its business or otherwise.

4.10 Litigation. There are no actions, suits, proceedings or investigations pending or, to ROKIN's Knowledge, threatened against ROKIN or its properties before any Governmental Entity. ROKIN is not subject to any continuing order, writ, injunction, consent decree or settlement agreement of, or similar written agreement with, or, to ROKIN’s Knowledge, continuing investigation by, any Court or Governmental Entity.

4.11 Employees. To ROKIN's Knowledge, no employee of ROKIN is in violation of any term of any employment contract, intellectual property disclosure agreement or any other contract or agreement relating to the relationship of such employee with ROKIN or any other party because of the nature of the business conducted or to be conducted by ROKIN. ROKIN is in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event", as such term is defined in Section 4043 of ERlSA, has occurred with respect to any plan subject to Title IV of ERISA or any other plan to which ROKIN is required to contribute on behalf of its employees. ROKIN will use its commercially reasonable best efforts to induce all employees of ROKIN to continue their respective employment following the Closing Date. For each employee hired by ROKIN after December 1, 2019, ROKIN has verified appropriate documents and has a verified and signed INS Form 1-9 for each such employee, if required. All such forms are in ROKIN's possession and shall be turned over to for each employee accepting employment with ROKIN upon request at any time. ROKIN has not received any information that would lead it to believe that a material number of the employees of ROKIN will or may cease to be employees of ROKIN, or will refuse offers of employment from, because of the consummation of this Agreement.

4.12 Certain Transactions. To ROKIN's Knowledge, ROKIN is not indebted, directly or indirectly, to any of its officers, directors or stockholders or to their respective spouses or children, in any amount whatsoever; none of said officers, directors or, to ROKIN's Knowledge, stockholders, or any members of their immediate families, are indebted to ROKIN or have any direct or indirect ownership interest in any firm, corporation or entity with which ROKIN is affiliated or with which ROKIN has a business relationship, or any firm or corporation which competes with ROKIN except that officers, directors and/or stockholders of ROKIN may own less than ten percent (10%) of the stock of publicly traded companies which may compete with ROKIN. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with ROKIN. ROKIN is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.13 Material Contracts and Obligations. Upon request at any time, ROKIN shall provide a list of all agreements, contracts, indebtedness, liabilities and other obligations to which ROKIN is a party or by which it is bound that are material to the conduct and operations of its business and properties, specifically including those which provide for payments in any fiscal year to or by ROKIN in excess of Fifty Thousand Dollars ($50,000), which obligate ROKIN to share, license or develop any product or technology, which purports to restrict or limit the ability of ROKIN from freely engaging in any line of business anywhere in the world or competing with any other Person, which provides for any joint venture or partnership involving ROKIN, or which involve transactions or proposed transactions between ROKIN and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been made available for inspection by and LVGI and their counsel. All of such agreements and contracts are valid, binding obligations of ROKIN and are in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts. ROKIN has no Knowledge of any breach or anticipated breach by any other parties to any contract, agreement or instrument as of the effective date of this agreement.

4.14 Private Placements. All securities issued by ROKIN prior to the date hereof have been issued in transactions exempt from registration under the Securities Act and all applicable state securities or "blue sky" laws, and ROKIN has not violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any such securities.

4.15 Brokers or Finders; Other Offers. To ROKIN's Knowledge, ROKIN has not incurred and will not incur, directly or indirectly, as a result of any action taken by ROKIN, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4.16 Tax Return and Payments. ROKIN acknowledges that it is current with all tax filings and does not have any tax liabilities and therefore is not in violation or in debt to any local, state or federal tax collection agency.

4.17 Environmental Health and Safety Laws. ROKIN is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, which violation would have a ROKIN Material Adverse Effect, nor are any material expenditures required in order to comply with any such existing statute, law or regulation.

4.18 Compliance with Laws: To ROKIN’s Knowledge, ROKIN is not in violation of any applicable statute, law, regulation, order or restriction of any Governmental Entity in respect of the conduct of its business or the ownership of its properties, which violation would have a ROKIN Material Adverse Effect. ROKIN has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a ROKIN Material Adverse Effect, and believes it can obtain without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. ROKIN is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.19 Absence of Certain Events. To ROKIN's Knowledge, and except as may be otherwise written and attachment hereto, no executive officer, director or managing member or an officer of equivalent rank of ROKIN has been within the past five (5) years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the Securities and Exchange Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended or vacated.

4.20 Certain Payments. Except as otherwise disclosed herein or, to the best of ROKIN's Knowledge, neither ROKIN nor any of its officers, employees or agents, nor any other person acting on behalf of ROKIN, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any person who is, or may be in a position to help or hinder ROKIN's business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a ROKIN Material Adverse Effect on ROKIN or its business, assets, properties, financial condition or results of operation, (ii) if not given in the past, might have reasonably been expected to have had a ROKIN Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a ROKIN Material Adverse Effect or to subject ROKIN to material suit or penalty in any action.

ARTICLE V

LVGI REPRESENTATIONS AND WARRANTIES

LVGI hereby represent and warrant to ROKIN that:

5.1 Organization and Standing. LVGI is a corporation duly organized and existing under, and by virtue of, the laws of the State of Nevada and is in good standing under such laws. LVGI has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. LVGI is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify would have a LVGI Material Adverse Effect.

5.2 Charter and Bylaws. LVGI have heretofore made available to ROKIN a complete and correct copy of their respective Certificate of Incorporation and Bylaws, as amended or restated. LVGI is not in violation of any of the provisions of their respective Certificate of Incorporation or any material provision of their respective Bylaws.

5.3 Corporate Power. LVGI have, and will have at the Closing Date, all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform their respective obligations under the terms of this Agreement. LVGI have, and will have at the Closing Date, all requisite legal and corporate power and authority to issue the LVGI Preferred Stock and pay the other consideration hereunder. This Agreement constitutes a valid and binding obligation of LVGI, enforceable in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally or by general equitable principles and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.4 Capitalization. The authorized capital of LVGI as of the closing date will consist of: 3,875,000,000 issued and outstanding shares, and 4,200,000,000 authorized shares of LVGI stock excluding the LVGI Preferred Stock to be issued to ROKIN under this Agreement.

5.5 LVGI Preferred Stock. The LVGI Preferred Stock will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges described in LVGI's charter and as described on the face of the stock certificates and/or as indicated in this Agreement, will be free of any Liens or encumbrances, other than any Liens or encumbrances created by or imposed upon the holders thereof through no action of LVGI; provided, however, that the LVGI Preferred Stock will be subject to restrictions on transfer under state and/or federal securities laws. The issuance of the LVGI Preferred Stock is not subject to any preemptive rights or rights of first refusal. The LVGI Preferred Stock to be issued to the shareholders of ROKIN under this Agreement shall be convertible to common stock in a ratio based on the schedule as shown in Exhibit B.

5.6 LVGI Common Stock. LVGI common stock has been registered with the Securities and Exchange Commission and is freely tradeable. Upon conversion of the LVGI Preferred Stock to shares of LVGI common stock, there will be no restrictions on the sale or transfer of such LVGI common stock.

5.7 No Conflict: Required Filings and Consents.

(a) The execution and delivery of this Agreement by LVGI does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of LVGI, (ii) conflict with or violate any laws applicable to LVGI or by which any of their assets or properties are bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of LVGI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which LVGI is a party or by or to which LVGI or any of their assets or properties are bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a LVGI Material Adverse Effect.

(b) The execution and delivery of this Agreement by LVGI does not, and the consummation of the transactions contemplated hereby will not, require LVGI to obtain any approvals of or from, or to make any filing with or notification to, any Governmental Entity or third Person, except (i) as disclosed in the LVGI annual report, (ii) for applicable requirements, if any, of the Securities Act, "blue sky" laws and the filing and recordation of appropriate documents as required by Nevada and/or Oklahoma law, and (iii) where the failure to obtain such approvals, or to make such filings or notifications, would not have a LVGI Material Adverse Effect.

5.8 Title to Properties and Assets: Lien. LVGI own their properties and assets free and clear of all mortgages, Liens, loans and encumbrances, except such encumbrances and Liens which arise in the ordinary course of business and do not materially impair LVGI's ownership or use of such properties or assets. With respect to the properties and assets they lease, LVGI, and to the best of LVGI's Knowledge, the counterparties are in compliance with such leases and LVGI hold valid leasehold interests free of any Liens, claims or encumbrances.

5.9 Patents and Other Intangible Assets.

(a) LVGI own or have the right or license to use all patents, trademarks, service marks, service names, trade names, trade secrets and copyrights used in the conduct of their businesses as now conducted, free and clear of all claims, mortgages, Liens, loans, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair LVGI’s ownership or use of such intellectual property rights.

(b) Except as set forth in the LVGI Annual Report, LVGI has no actual knowledge, without any investigation, that LVGI is infringing upon or misappropriating any valid intellectual property rights of any Person or entity (including without limitation, former employers of all current and former employees, consultants, officers, directors and stockholders of LVGI).

(c) Except as set forth in the LVGI Annual Report, LVGI is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intellectual property right, with respect to the use thereof or in connection with the conduct of their businesses or otherwise.

(d) LVGI has obtained from all employees and consultants of LVGI an invention assignment and confidentiality agreement (or substantially similar agreement), copies of which were previously made available to ROKIN.

5.10 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of LVGI's Knowledge, threatened against LVGI or their properties before any Governmental Entity. LVGI is not subject to any continuing order, writ, injunction, consent decree or settlement agreement of, or similar written agreement with, or, to LVGI's Knowledge, continuing investigation by, any Court or Governmental Entity.

5.11 Employees. To the best of LVGI's Knowledge, no employee of LVGI is in violation of any term of any employment contract, intellectual property disclosure agreement or any other contract or agreement relating to the relationship of such employee with LVGI or any other party because of the nature of the business conducted or to be conducted by LVGI. LVGI is in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event", as such term is defined in Section 4043 of ERISA, has occurred with respect to any plan subject to Title IV of ERlSA or any other plan to which LVGI is required to contribute on behalf of their employees.

5.12 Certain Transactions. Except as set forth in the LVGI Annual Report filed with the OTC, LVGI is not indebted, directly or indirectly, to any of its officers, directors or stockholders or to their respective spouses or children, in any amount whatsoever; none of said officers, directors or, to the best of LVGI's Knowledge, stockholders, or any members of their immediate families, are indebted to LVGI or have any direct or indirect ownership interest in any firm, corporation or entity with which LVGI is affiliated or with which LVGI has a business relationship, or any firm or corporation which competes with LVGI except that officers, directors and/or stockholders of LVGI may own less than one percent (1%) of the stock of publicly traded companies which may compete with LVGI. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with LVGI. LVGI is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

5.13 Private Placement. All securities issued by LVGI prior to the date hereof have been issued in transactions exempt from registration under the Securities Act and all applicable state securities or "blue sky" laws, or issued in transactions that resulted in the securities being registered under the Securities Act and LVGI has not violated the Securities Act, Exchange Act, or any applicable state securities or "blue sky" laws in connection with the issuances of any such securities.

5.14 Environmental Health and Safety Laws. LVGI is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, which violation would have a LVGI Material Adverse Effect, nor are any material expenditures required in order to comply with any such existing statute, law or regulation.

5.15 Compliance with Laws; Permits. LVGI is not in violation of any applicable statute, law, regulation, order or restriction of any Governmental Entity in respect of the conduct of their businesses or the ownership of their properties, which violation would have a LVGI Material Adverse Effect. LVGI have all franchises, permits, licenses and any similar authority necessary for the conduct of their businesses as now being conducted by them, the lack of which would have a LVGI Material Adverse Effect, and believes they can obtain without undue burden or expense, any similar authority for the conduct of their businesses as presently planned to be conducted. LVGI are not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.16 Specific Tax Representations.

(a) LVGI shall not sell or otherwise dispose of any of the assets of LVGI, except for dispositions made in the ordinary course of business or as otherwise agreed to by ROKIN in connection with a proposed disposition of certain intellectual property associated with the prior operations of LVGI and;

(b) LVGI does not own directly or indirectly, nor have they owned during the past five (5) years, directly or indirectly, any equity of ROKIN; and

(c) LVGI is not an investment company within the meaning of section 351(e) of the Code; and

(d) The LVGI Preferred Stock to be issued in the transactions contemplated by the Agreement, does not have the current right to vote in the election of corporate directors of LVGI; and

(e) LVGI currently is and as of the Closing Date will be classified as corporations for U.S Federal income tax purposes; and

(e) LVGI will pay its own expenses, if any, incurred in connection with the operation of LVGI and/or ROKIN.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Affirmative Covenants of LVGI, and ROKIN. Each of LVGI and ROKIN hereby covenants and agrees that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other, it will:

(a) operate its business in all material respects in the usual and ordinary course consistent with past and future best practices; and

(b) use its reasonable best efforts to preserve substantially intact its business organization, maintain its material rights and franchises and subsidiaries, retain the services of its respective officers and key employees and maintain its relationships and goodwill with its customers and suppliers; and

(c) maintain and keep its material properties and assets in good repair and condition is at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

(d) use its reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

6.2 Negative Covenants of LVGI and ROKIN. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the other parties, until the Closing no party shall do any of the foregoing:

(a) increase the compensation payable to or to become payable to any director, officer or employee; grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; establish, adopt or enter into any employee benefit plan or arrangement; or amend, or take any other actions with respect to any employee benefit plan, except as contemplated by this Agreement; and

(b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests; and

(c) except as expressly contemplated in this Agreement, redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other equity interests or any such securities or obligations; effect any reorganization or recapitalization; or split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests; and

(d) ROKIN shall not issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any units or shares of any class of its capital stock or other equity interests (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such units, shares or interests, or any rights, warrants or options to acquire any such units, shares or interests; amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; take any action to optionally accelerate the exercisability of any such rights, options or warrants; and

(e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any other Person or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice); and

(f) sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of any of its assets, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice; and

(g) release any third party from its obligations, or grant any consent, under any existing standstill provision under any confidentiality or other agreement, or fail to enforce any such agreement; and

(h) adopt or propose to adopt any amendments to its operating agreement, bylaws or certificate of formation; and

(i) change any of its methods of accounting prior to the effective date of this agreement, except as required by law or GAAP, or settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and

(j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument; and

(k) enter into any arrangement, agreement or contract with any third Person which provides for an exclusive arrangement with that third Person or is substantially more restrictive or substantially less advantageous than arrangements, agreements or contracts existing on the date hereof; and

(l) enter into, renew, amend or waive in any material manner, or terminate or give notice of a proposed renewal or material amendment, waiver or termination of, any contract, arrangement or agreement; and

(m) take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect the consummation of the transactions contemplated hereby; and

(n) enter into or amend in any material manner any contract, agreement or commitment with any officer, director, employee or stockholder or with any affiliate or associate of any of the foregoing; and

(o) pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than pursuant to mandatory terms of any contract in effect on the date hereof, involving payments in excess of one thousand dollars, ($1,000) individually or in the aggregate; and

(p) make any loans, advances or capital contributions to, or investments in any Person; and

(q) enter into any new line of business; and

(r) undertake any action or make any election that would deprive the ability of the transaction to qualify as a tax-free contribution of property to ROKIN pursuant to the provisions of section 351 of the Code; and

(s) make any capital expenditures in excess of $1,000 individually or in the aggregate; or

(t) agree in writing or otherwise to do any of the foregoing.

6.3 Notices of Certain Events: Consultation.

(a) ROKIN shall as promptly as reasonably practicable notify LVGI of: any notice or other communication of which ROKIN has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; any notice or other communication of which ROKIN has knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; any actions, suits, claims, investigations or proceedings commenced or, or to the Knowledge of ROKIN, threatened against, relating to or involving or otherwise affecting ROKIN that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement; and any fact or occurrence between the date of this Agreement and the Closing of which it has knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement,

(b) LVGI shall as promptly as reasonably practicable notify ROKIN of: (i) any notice or other communication of which LVGI has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; any notice or other communication of which LVGI has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; and any fact or occurrence between the date of this Agreement and the Closing of which it becomes aware which makes any of the representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

6.4 Access and Information.

(a) Each of LVGI and ROKIN shall afford to the other party and such other party’s representatives reasonable access at reasonable times, upon reasonable prior notice, to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof and furnish promptly to the other party and its representatives such information concerning its business, properties, contracts, records and personnel (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by such other party.

(b) Notwithstanding the foregoing provisions of this section, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein, and each such representation and warranty shall survive such investigation.

(c) The information received pursuant to this Agreement that is non-public shall be deemed to be Confidential Information for purposes of this Agreement.

6.5 Lock-up Agreement by the Key Employees, Officers and Directors. At Closing, all officers, directors, stockholders owning greater than 9.99% of LVGI common stock, and those key employees agreed to by LVGI and ROKIN (the "Restricted Holders") shall enter into an agreement prohibiting such persons from selling any LVGI stock for a period of three (3) months from the Closing Date. In addition, each Restricted Holder shall agree that they will not, for a period of twenty-four (24) months following the Closing Date, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any "put equivalent position" (as defined in Rule I6a-1(h) of the Exchange Act) with respect to the common stock of LVGI, borrow or pre-borrow any shares of LVGI common stock, or grant any other right (including, without limitation, any put or call option) with respect of the LVGI common stock or with respect of any security that includes, relates to or derives any significant part of its value from LVGI common stock or otherwise seek to hedge their position in LVGI common stock.

6.6 Confidentiality.

(a) Neither LVGI, ROKIN, nor any representative, agent or stockholder of such parties shall use or disclose to any Person, except as compelled by law, any Confidential Information for any reason or purpose whatsoever, nor shall they make use of any of the Confidential Information for their own purposes or for the benefit of any Person except in furtherance of the Business.

(b) Each of LVGI, and ROKIN, agrees that, except as otherwise compelled by law, it will not issue any reports, statements or releases, in each case relating to this Agreement or the transactions contemplated hereby, without the prior written consent of the other parties. To the extent compelled by law, the non-disclosing party shall have the right to review any report, statement or release as promptly as possible prior to its publication and to reasonably consult with the disclosing party with respect to the content thereof. This section shall not limit or restrict the parties from communicating any information to its Affiliates or other interested persons.

6.7 Further Assurances. Each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. Each party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth herein.

6.8 Non-Disparagement. Neither LVGI, ROKIN, nor any representative, agent or stockholder of the same will make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that disparages, or may in any way harm the reputation or business of the other of them or their Affiliates or any of their respective former, present or future directors, managers, officers, equity holders, employees or related Persons.

6.9 Notification. From the date hereof until the Closing, each party shall give prompt written notice to the other of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty of such party that is contained in this Agreement to be untrue or inaccurate in any material respect as if such representation and warranty were made at such time and the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such disclosure by any party pursuant to this section, however, shall not be deemed to amend or supplement any schedule or cure any misrepresentation or breach of warranty.

6.10 Exclusivity.

(a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, ROKIN shall not, directly or indirectly, through any officer, director, manager, employee, representative, Affiliate or agent, (i) take any action to solicit, initiate, encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving ROKIN, other than the transactions contemplated or expressly permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Transaction Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Transaction Proposal, or (iii) agree to approve or recommend any Transaction Proposal.

(b) ROKIN shall notify LGVI no later than one (1) Business Day after receipt by ROKIN (or its advisors) of any Transaction Proposal or any request for nonpublic information in connection with a Transaction Proposal or for access to the properties, books or record of ROKIN by any Person that informs ROKIN that it is considering making, or has made, a Transaction Proposal.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Meetings of Stockholders.

(a) ROKIN will, as promptly as possible after the date of this Agreement, take all actions necessary in accordance with Nevada (state of incorporation) law and its Articles of Incorporation and By Laws to either (i) call, give notice of, convene and hold a meeting of ROKIN's shareholders to be held on the earliest possible date or (ii) prepare and distribute a written consent of shareholders in lieu of a meeting of ROKIN's shareholders, in either case to consider and vote on approval of this Agreement and the transactions contemplated herein (the "ROKIN Shareholders' Meeting"). The Board of Directors of ROKIN will recommend to the shareholders of ROKIN the approval of this Agreement and the transactions contemplated herein and ROKIN will use its reasonable best efforts to solicit from the shareholders of ROKIN proxies or consents in favor of the approval of this Agreement.

(b) The Board of Directors of ROKIN shall be permitted to withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the transactions contemplated herein to its stockholders ("Change of Recommendation") if the following conditions are met: (i) a bona fide Transaction Proposal shall have been made and not withdrawn which was not solicited, encouraged or facilitated after the date of this Agreement in breach of and did not otherwise result from a breach of this Agreement, (ii) the Board of Directors of ROKIN determines in good faith by affirmative vote of a majority of all of its members, after consultation with its outside legal counsel, that such Transaction Proposal is a superior proposal (taking into account any adjustment to the terms and conditions proposed by LVGI in response to such Transaction Proposal) and (iii) the Board of Directors of ROKIN determines in good faith by affirmative vote of a majority of all of its shareholders on the basis of advice of its outside legal counsel that such Change of Recommendation is necessary for the Board of Directors of ROKIN to comply with its fiduciary duties to its shareholders under Illinois law.

(c) LVGI will, as promptly as possible after the date of this Agreement, take all actions necessary in accordance with federal securities laws, Nevada law and its charter and bylaws to either (i) call, give notice of, convene and hold a meeting of LVGI’s stockholders to be held on the earliest possible date determined in consultation with ROKIN or (ii) prepare and distribute a written consent of stockholders in lieu thereof, in either case to consider and vote on approval of this Agreement and the transactions contemplated herein (the "LVGI Stockholders’ Meeting").

7.2 Appropriate Action; Consents: Filings.

(a) LVGI and ROKIN shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or make any filings with or notifications or submissions to any Governmental Entity (other than described in the following clause (iii)) required to be made by LVGI and ROKIN in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated herein, required under (A) the Securities Act and any other applicable federal or state securities laws, und (B) any other applicable law; provided that LVGI and ROKIN shall cooperate with each other in connection with the making of all such filings and submissions. Each of LVGI and ROKIN, upon request, shall furnish to the others and to any Governmental Entity all information concerning itself and its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary, advisable or required for any application or other filing or submission to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

(b) LVGI and ROKIN agree to cooperate with respect to and agree to use their reasonable best efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Court or other Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

(i) Each of LVGI and ROKIN shall give any notices to third Persons, and use their reasonable best efforts to obtain any third Persons consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a ROKIN Material Adverse Effect or an LVGI Material Adverse Effect from occurring.

(ii) In the event that any party shall fail to obtain any third Person consent described in subsection (i) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon LVGI, ROKIN and their respective businesses resulting, or which could reasonably be expected to result, from the failure to obtain such consent.

(c) Nothing in this Agreement shall require LVGI to agree to, or permit ROKIN to agree to, the imposition of conditions, the payment of any amounts or any requirement of divestiture to obtain any approval, and in no event shall any party take, or be required to take, any action that would or could reasonably be expected to have a ROKIN Material Adverse Effect or a LVGI Material Adverse Effect.

(d) Each of LVGI and ROKIN shall promptly notify the others of (i) any material change in its current or future business, financial condition or results of operations, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Court or Governmental Entities with respect to the transactions contemplated hereby or its business, (iii) the institution or the threat of material litigation involving it, or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Closing. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed by the parties prior to execution of this agreement, or disclosed in the LVGI annual report as filed with the OTC, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to LVGI or ROKIN might reasonably be expected to exceed fifty thousand dollars ($50,000.00) over the life of the matter.

7.3 Public Announcements. LVGI shall be responsible for issuing any press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated herein.

7.4 Indemnification.

(a) Indemnity Agreement of ROKIN. Subject to the provisions and limitations of this Section, ROKIN, for itself, its successors and assigns, agrees to indemnify and hold harmless each of LVGI and its respective officers, directors, representatives, and agents from and against:

(i) Failure to Perform Obligations. Any Event of Loss (as defined below) or Loss (as defined below) arising as a result of ROKIN’s failure to perform or discharge any of its duties or obligations to be performed by ROKIN hereunder; and

(ii) Breach of Representations, Warranties or Covenants. Any Event of Loss or Loss arising from any breach of any representation, warranty or covenant of ROKIN set forth in this Agreement.

(b) Indemnity Agreement of LVGI. Subject to the provisions and limitations of this Section, each of LVGI, for itself, its successors and assigns, agrees to indemnify and hold harmless ROKIN and its officers, directors, representatives, and agents from and against:

(i) Failure to Perform Obligations. Any Event of Loss or Loss arising as a result of LVGI's failure to discharge or perform any duties or obligations to be performed by LVGI or hereunder; and

(ii) Breach of Representations. Warranties or Covenants. Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of LVGI as set forth in this Agreement.

(c) Definition of "Loss". Any party to this Agreement against whom or which indemnification may be sought pursuant to this Section shall be herein called an "Indemnifying Party." and any person entitled to indemnification pursuant to this Section shall be herein called an "Indemnified Party." The occurrence of an event which may result in a loss, cost, expense or liability of an Indemnified Party hereunder as to which the Indemnifying Party shall have received notice from the Indemnified Party shall be herein called an "Event of Loss," and the amount of any loss, cost, expense or liability of any kind whatsoever (including legal fees and disbursements incurred in connection therewith) incurred by an Indemnified Party shall be herein called a "Loss;" provided, however, that for purposes of computing the amount of Loss incurred by any Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds (other than self-insurance) directly or indirectly received by such Indemnified Party in connection with such Loss or the circumstances giving rise thereto. Upon payment by an Indemnified Party of any Loss, the indemnifying Party shall discharge its obligation to indemnify the Indemnified Party against such Loss by paying to the Indemnified Party an amount that, on an after-tax basis reflecting the hypothetical tax consequences, if any, of the receipt of such amount, shall be equal to the hypothetical after-tax amount of such Loss by taking into account the hypothetical tax consequences, if any, to the Indemnified Party of the payment of such Loss. For purposes of this Section, references to "after-tax" basis, "hypothetical" tax consequences and "hypothetical" after-tax amount refer to calculations of foreign, federal, state and local tax at the maximum statutory rate (or rates, in the case of an item of income or deduction taxable or deductible for purposes of more than one tax) applicable to the Indemnified Party for the relevant year, after taking into account, for example, the effect of deductions available for other taxes such as state and local income taxes, which effect would similarly be calculated on the basis of the maximum statutory rate (or rales) of the tax (or taxes) for which such deduction was available.

(d) Insurance Proceeds Received After Indemnification. Each party agrees that, if it receives any payments from the other party hereto with respect to any Loss pursuant to this Section and subsequently such party receives any amount of insurance proceeds (other than from self-insurance) in connection with any such Loss or the circumstances giving rise thereto, such party agrees to promptly deliver or cause to be delivered the amount of such insurance proceeds to the party that made such indemnification payments pursuant to this Section; provided, however, a party shall not be required to pay (or cause to be paid) to the other party an amount of insurance proceeds in excess of the payment in respect of the related Loss paid by the Indemnifying Party.

(e) Deductible Amount and Time Period. An Indemnifying Party shall not be required to make any indemnification payments hereunder for which such Indemnifying Party would otherwise be liable under this Section until (and then only to the extent that) the total of all amounts to which, but for the provisions of this sentence, the Indemnified Party would be entitled pursuant to this Section with respect to all Losses actually exceeds twenty five thousand ($25,000); provided, however, that the limitations on liability set forth in this sentence shall not be applicable to (i) any claim against an Indemnifying Party alleging fraudulent misrepresentation or (ii) any payments to be made by the Indemnifying Party pursuant to any provision of this Agreement (other than those set forth in this Section) or any provision of the instruments of assumption referred to herein.

(f) Notwithstanding anything in this Section to the contrary, the Indemnifying Party shall have (i) no liability for any Loss arising out of claims of a person not a party or an affiliate of a party to this Agreement as to which the Indemnifying Party shall not have received notice within two (2) years from the Closing and (ii) no liability for any Loss arising out of claims under this Agreement (other than those referred to in clause (i) of this sentence) as to which the Indemnifying Party shall not have received notice within two (2) years from the Closing Date.

(g) Defense of Claims. In case any legal action shall be commenced or threatened (provided that in the case of a threatened legal action the Indemnified Party believes in good faith that an indemnifiable Loss is likely to occur) against an Indemnified Party which could result in a Loss, the Indemnified Party shall promptly notify the Indemnifying Party in writing. After receipt of any such notice, the Indemnifying Party shall have the right, exercisable by written notice of exercise to the Indemnified Party promptly after receipt of the notice provided for in the next preceding sentence, to participate in and assume (and control) the defense of such action, at its own expense and with its own counsel, provided such counsel is satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of such action, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action. The Indemnified Party shall have the right to participate in (but not control) the defense of any such action, but the fees and expenses of counsel for the Indemnified Party shall be at its own expense except as set forth in the following sentence. The Indemnifying Party shall bear the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained such counsel due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party shall not elect to assume the defense of the action, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnifying Party in connection with its assumption of the defense of the action within a reasonable time after notice pursuant to the first sentence of this paragraph is delivered to the effect that such action has been commenced or is threatened, or (iv) the Indemnifying Party has authorized the employment of counsel for the indemnified Party to handle the defense of the action at the expense of the Indemnifying Party. In no event will the Indemnifying Party be liable for any settlement or admission of liability with respect to any action without its prior written consent, which shall not be unreasonably withheld, but if settled with such consent, the Indemnifying Party shall be liable therefore, subject to the limitations set forth in this Section. The Indemnifying Party may not settle any liability or claim subject to indemnification pursuant to this Section without the consent of the Indemnified Party and on any basis that does not provide for a full release of the Indemnified Party. Any participation in, or assumption of the defense of, any action by an Indemnifying Party shall be without prejudice to the right of the Indemnifying Party and shall not be construed as a waiver of its right to deny the obligation to indemnify the Indemnified Party. The giving of notice, as above provided, of a loss, damage, cost or expense claimed to be indemnifiable hereunder, to exercise the right, as the same is provided (and limited) herein, to participate in and assume control of the defense against such claim, shall be a prerequisite to any obligation to indemnity; provided, however, that the Indemnified Party’s rights pursuant to this Section shall not be forfeited by reason of a failure to give such notice or to cooperate in the defense to the extent such failure does not have a material and adverse effect on the defense of such matter. Notwithstanding any of the above, LVGI shall have control of any action arising from a tax claim to the extent such claim is reflected on LVGI’s tax returns.

(h) Payment of Loss: Subrogation. Any Loss for which an Indemnified Party is entitled to payment hereunder shall be paid by the Indemnifying Party upon written demand by the Indemnified Party. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any Loss paid by the Indemnifying Party under this Section. The Indemnified Party shall cooperate with the Indemnifying Party to a reasonable extent, at the Indemnifying Party's expense, in the assertion by the Indemnifying Party of any such claims against such other persons.

(i) Notice of Event of Loss. Each party agrees that it will give notice to the other party hereunder promptly, but in no event later than thirty (30) days, after the receipt by one of its responsible officers of knowledge of a state of facts which, if not corrected, would be an Event of Loss hereunder. Each party shall make available to the other party and its counsel and accountants, at reasonable times and for reasonable periods, during normal business hours, all books and records of such party relating to any such possible Event of Loss, and each party will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate prosecution of the defense of any suit, claim or proceeding based upon such state of facts.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of this Agreement or the transactions contemplated hereby.

(b) Government Consents. The applicable waiting period under any approvals of any Governmental Entity which the failure to obtain would constitute a criminal offense, or individually or in the aggregate would be reasonably expected to have a ROKIN Material Adverse Effect or a LVGI Material Adverse Effect.

8.2 Additional Conditions to Obligations of LVGI. The obligations of LVGI to affect this Agreement and the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the parties contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any ROKIN Material Adverse Effect or other materiality qualifications) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a ROKIN Material Adverse Effect.

(b) Agreements and Covenants. ROKIN shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No ROKIN Material Adverse Effect shall have occurred and be continuing as of the Closing Date.

(d) Compliance Certificate. LVGI shall have received a certificate from the appropriate officer of ROKIN, dated the Closing Date, confirming that the conditions in Sections 8.2(a), (b) and (c) have been satisfied.

(e) Anti Sandbagging: LVGI fully acknowledges that it has exercised due diligence and proper investigation with respect to ROKIN and that ROKIN will not be liable to LVGI with respect to any breach of any representation or inaccuracy or warranty in this Agreement if LVGI had knowledge of such Breach before Closing.

(f) Shareholder Approval. This Agreement and the transactions contemplated herein shall have been approved and adopted by the Required Vote of ROKIN.

(g) Buy-Sell Agreement. The Parties shall have agreed to the terms of the Buy-Sell Agreement, to be executed at the Closing.

8.3 Additional Conditions to Obligations of ROKIN. The obligations of ROKIN to effect the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of LVGI contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any LVGI Material Adverse Effect or other materiality qualification) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a LVGI Material Adverse Effect.

(b) Agreements and Covenants. LVGI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No LVGI Material Adverse Effect shall have occurred and be continuing as of the Closing Date.

(d) Compliance Certificate. ROKIN shall have received a certificate from the appropriate officers of LVGI, dated the Closing Date, confirming that the conditions in Sections 8.3 (a), (b) and (c) have been satisfied.

(e) Anti Sandbagging: ROKIN fully acknowledges that it has exercised due diligence and proper investigation with respect to LVGI and that LVGI will not be liable to ROKIN with respect to any breach of any representation or inaccuracy or warranty in this Agreement if ROKIN had knowledge of such Breach before Closing.

(f) Approval. This Agreement and the transactions contemplated herein shall have been approved and adopted by the Required Vote of LVGI.

(g) Buy-Sell Agreement. The Parties shall have agreed to the terms of the Buy-Sell Agreement, to be executed at the Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated by any of LVGI and ROKIN, at any time prior to the Closing Date for any reason.

9.2 Effect of Termination. In the event of termination of this Agreement prior to Closing, the parties shall be released from their obligations hereunder, and this Agreement shall be of no further force or effect.

9.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.4 Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.5 Fees. Expenses and Other Payments. Except as provided in this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such expenses whether or not the transactions contemplated herein are consummated.

ARTICLE X

SURVIVAL

All the representations and warranties of LVGI and ROKIN contained herein and in any certificate delivered to another party in connection with this Agreement, and all claims with respect thereto, shall survive until and terminate on the day that is eighteen (18) months after the Closing Date, except that the representations and warranties contained in Sections 4.1, 4.3, 4.4, 5.1, 5.3, 5.5 and 5.6 shall survive indefinitely. In the event notice of any claim for indemnification has been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by such party) or sent by electronic transmission to the e-mail address specified below:

(a) If to LVGI, to:

Joseph Francella

Chief Executive Officer

Limitless Venture Group, Inc.

121 East 35th Street

Tulsa, Oklahoma 74105

joseph@lvginc.com

(b)	If to ROKIN to:

Lawrence Bauer

CFO

Rokin Inc

11218 C Lee Highway

Fairfax, VA 22030

LBauer@Rokinvapes.com

11.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.4 Entire Agreement. This Agreement (together with the Exhibits) constitute the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

11.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and legal representatives. This Agreement is not assignable other than by operation of law or the written consent of all other parties.

11.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7 Failure or Indulgence Not Waiver: Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of any rights or remedies otherwise available.

11.8 Governing Law; Consent Jurisdiction; Venue.

(a) This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law; and

(b) If either party initiates suit against the other party, the initiating party agrees to file the suit in the state designated by the defending party. Therefore:

(i) If ROKIN initiates suit against LVGI, ROKIN must file the suit in the state of Oklahoma and each of the parties will hereto irrevocably submit to the exclusive jurisdiction of the state courts of Oklahoma and to the jurisdiction of the United States District Court for the Northern District of Oklahoma, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in such courts sitting in the State of Oklahoma. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and

(ii) If LVGI initiates suit against ROKIN, LVGI must file the suit in the state of Delaware and each of the parties will hereto irrevocably submit to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in such courts sitting in the State of Delaware.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any action or proceeding relating to this Agreement and the transactions contemplated herein, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section shall affect the right of any party hereto to service legal process in any other manner permitted by law.

11.9 Expenses. Each party shall pay its respective expenses incurred by it in negotiating and preparing this Agreement.

11.10 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. The words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation." Additionally, in this Agreement, unless a contrary intention appears, (a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and to any certificates delivered pursuant hereto; and (b) reference to any Article or Section means such Article or Section hereof.

11.12 Interpretation. The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to such parties, regardless of which party was generally responsible for the preparation of this Agreement.

11.13 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

* * * * * * *

[Signature Pages Follows]

LIMITLESS VENTURE GROUP, INC.

_________/s/ Joseph Francella_____

By: Joseph Francella

Title: CEO

Date: 05/06/2020

ROKIN, INC.

______/s/ Lawrence Bauer________

By: Lawrence Bauer

Title: CFO

Date: 05/06/2020

SHAREHOLDERS:

Bauer Investment, LLC ______/s/ Lawrence Bauer________ Print: Lawrence Bauer Title: CFO Date: 05/06/2020	Mar-Beth LLC By: ____/s/ Mark Bromley______ Print Name: Mark Bromley Title: President Date: 5/06/2020
Daryl S. Bauer and Nadine Benson, JTWROS ___/s/ Daryl Bauer______ Daryl S. Bauer Date: 05/06/2020 _____/s/ Nadine Benson______ Nadine Benson Date: 05/06/2020	Alexander H. Bauer and Ashton Bauer, JTWROS _______/s/ Alexander H. Bauer______ Alexander H. Bauer Date: 05/06/2020 _____/s/ Ashton Bauer________ Ashton Bauer Date: 05/06/2020
Leonard ET Marsh and Jinny RS Marsh JTWROS ____/s/ Leonard ET Marsh_____ Leonard ET Marsh Date: 05/06/2020 _______/s/ Jinny RS Marsh________ Jinny RS Marsh Date: 05/06/2020	Cindy Solomon and Clagett H. Moxley JTWROS ____/s/ Cindy Solomon________ Cindy Solomon Date: 05/06/2020 ________/s/ Clagett H. Moxley__________ Clagett H. Moxley Date: 05/06/2020
Equity Trust Company/Custodian FBO: Todd Fasanella, Acct# 200205098 “IRA” By: _____/s/Todd Fasanella________ Print Name: Todd Fasanella Title: Beneficiary Date: 05/06/2020	Training Source, Inc. d/b/a TSI Associates By: ____/s/James S. Shonberger_______ Print Name: James S. Shonberger Title: President Date: 05/06/2020

SCHEDULE 8.2(d)

ROKIN Compliance Certificate

In accordance with, and subject to the terms and conditions of, Section 8.2(d) of the Acquisition Agreement, ROKIN hereby certifies that, as of the date written below:

1.	Each representation and warranty of ROKIN in the Acquisition Agreement is true and correct in all respects, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and is not reasonably expected to have, a ROKIN Material Adverse Effect, as such term is defined in the Acquisition Agreement;

2.	ROKIN has performed or complied in all material respects with all agreements and covenants required by the Acquisition Agreement to be performed or complied with by ROKIN on or prior to the date written below; and

3.	No ROKIN Material Adverse Effect has occurred or is continuing as of the date written below.

ROKIN, INC.

______/s/ Lawrence Bauer________

By: Lawrence Bauer

Title: CFO

Date: 05/06/2020

SCHEDULE 8.3(d)

LVGI Compliance Certificate

In accordance with, and subject to the terms and conditions of, Section 8.3(d) of the Acquisition Agreement, LVGI hereby certifies that, as of the date written below:

1.	Each representation and warranty of LVGI in the Acquisition Agreement is true and correct in all respects, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and is not reasonably expected to have, a LVGI Material Adverse Effect, as such terms are defined in the Acquisition Agreement;

2.	LVGI has performed or complied in all material respects with all agreements and covenants required by the Acquisition Agreement to be performed or complied with by LVGI on or prior to the date written below; and

3.	No LVGI Material Adverse Effect has occurred or is continuing as of the date written below.

LIMITLESS VENTURE GROUP, INC.

_________/s/ Joseph Francella_____

By: Joseph Francella

Title: CEO

Date: 05/06/2020

EXHIBIT A

Obligation of Services

1.                  LVGI commits to the following schedule of products and services to be delivered to ROKIN within Sixty (60) days from the effective date of this agreement:

a)	Provide CBD products for resell with a wholesale value not to exceed Thirty-Thousand Dollars ($30K). Types and quantities of CBD products will be determined solely by ROKIN; and

b)	LVGI will immediately provide a professional online marketing services company to execute and support a tactical and strategic online marketing plan. The value of these services shall not exceed Twenty-Five Thousand Dollars ($25,000).

LIMITLESS VENTURE GROUP, INC.

_________/s/ Joseph Francella_____

By: Joseph Francella

Title: CEO

Date: 05/06/2020

ROKIN, INC.

______/s/ Lawrence Bauer________

By: Lawrence Bauer

Title: CFO

Date: 05/06/2020

EXHIBIT B

SHAREHOLDER EXCHANGE RATIO

ROKIN Shareholders	Percent Ownership in Rokin Inc	No. Of Shares Issued	No. Shares to be Exchanged	No. of LVGI Preferred Shares to Be Issued
Bauer Investment, LLC	23.00%	230.0	85	766.667
Daryl S. Bauer and Nadine Benson, JTWROS	21.81%	218.1	77.1	727.001
Alexander H. Bauer and Ashton Bauer, JTWROS	21.0%	210.0	71.0	700.001
Mar-Beth LLC	15.84%	158.4	57.4	528.001
Leonard ET Marsh and Jinny RS Marsh JTWROS	9.90%	99	35	330.001
Cindy Solomon and Clagett H. Moxley JTWROS	6.95%	69.5	24.5	231.667
Equity Trust Company/Custodian FBO: Todd Fasanella, Acct# 200205098 “IRA”	1.00%	10	4	33.334
Training Source, Inc. d/b/a TSI Associates	0.50%	5	2	16.667
	100.00%	1,000	356	3,333